Exhibit 3.3

CERTIFICATE OF CORRECTION

OF

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADAPTHEALTH CORP.

AdaptHealth Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.         The name of the Corporation is AdaptHealth Corp.

2.         The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on November 8, 2019, and said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.         The inaccuracy or defect of said Certificate is:

The number of shares of Class A Common Stock and Class B Common Stock authorized for issuance by the Corporation under Section 4.1(a)(i) and (ii), respectively, of the Certificate were incorrectly stated as 200,000,000 shares and 50,000,000 shares, respectively, due to a scrivener’s error. The number of shares of Class A Common Stock and Class B Common Stock authorized for issuance by the Corporation should have been 210,000,000 and 35,000,000, respectively.

4.         Section 4.1 of the Certificate is corrected to read as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of (a) 245,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which shall include (i) 210,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 35,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).  Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be executed this 5th day of March, 2020.

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer